UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 14, 2006

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

500 Post Road East, Suite 320, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 14, 2006, Terex Corporation (“Terex” or the “Company”) and certain of its subsidiaries entered into a Credit Agreement (the “New Credit Agreement”) with the lenders party thereto (the “New Lenders”) and Credit Suisse, as administrative agent and collateral agent. The co-lead arrangers for the New Credit Agreement were Credit Suisse Securities (USA) LLC, UBS Securities LLC and Citigroup Global Markets Inc.

The New Credit Agreement provides Terex with a senior revolving line of credit of up to $700 million that is available through July 14, 2012 and senior term debt of up to $200 million that will mature on July 14, 2013. The revolving line of credit consists of $500 million of available domestic revolving loans and $200 million of available multicurrency revolving loans. The New Credit Agreement also provides for incremental loan commitments of up to $300 million, which can be in the form of revolving credit loans, term loans or a combination of both.

The New Credit Agreement requires the Company to comply with a substantial number of covenants. These covenants require the Company to meet certain financial tests, namely (a) a requirement that the Company maintain a consolidated leverage ratio, as defined in the New Credit Agreement, not in excess of 3.75 to 1.00 on the last day of any fiscal quarter, and (b) a requirement that the Company maintain a consolidated fixed charge coverage ratio, as defined in the New Credit Agreement, of not less than 1.25 to 1.00 for any period of four consecutive fiscal quarters. The covenants also limit, in certain circumstances, Terex’s ability to take a variety of actions, including: incur indebtedness; create or maintain liens on its property or assets; make investments, loans and advances; engage in acquisitions, mergers, consolidations and asset sales; and pay dividends and distributions. The New Credit Agreement also contains customary events of default.

Furthermore, the Company and certain of its subsidiaries agreed to take certain actions to secure borrowings under the New Credit Agreement. As a result, on July 14, 2006, Terex and certain of its subsidiaries entered into a Guarantee and Collateral Agreement with Credit Suisse, as collateral agent for the New Lenders, granting security to the New Lenders for amounts borrowed under the New Credit Agreement.

Certain of the New Lenders, or their affiliates, under the New Credit Agreement are party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

The foregoing summary is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and to the Guarantee and Collateral Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K. A copy of a press release announcing the Company’s entry into the New Credit Agreement is included as Exhibit 99.1 to this Form 8-K.

Item 1.02. Termination of a Material Definitive Agreement.

On July 14, 2006, in connection with Terex’s entering into the New Credit Agreement, the Company terminated its existing amended and restated credit agreement, dated as of July 3, 2002, as amended (the “Old Credit Agreement”), among Terex, certain of its subsidiaries, the lenders thereunder and Credit Suisse, as administrative agent and collateral agent, and related agreements and documents. Terex utilized $200 million of term loans under the New Credit Agreement and cash on hand to pay in full all amounts outstanding under the Old Credit Agreement at the date of termination.

Under the Old Credit Agreement, the Company maintained a facility that provided for up to $375 million of term debt maturing in July 2009 and a revolving credit facility of up to $300 million that was available through July 2007. The Old Credit Agreement also included provisions for an additional $250 million of term borrowing by the Company.

Certain lenders, or their affiliates, under the Old Credit Agreement are party to other agreements with the Company and its subsidiaries, including the New Credit Agreement and the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

Item 8.01. Other Events.

Terex issued a press release on July 17, 2006, announcing that it will redeem the remaining $200 million outstanding principal amount of its 10-3/8% Senior Subordinated Notes due 2011 (the “10-3/8% Notes”), effective August 14, 2006. Terex will pay holders of the 10-3/8% Notes 105.188 percent of the principal amount of their 10-3/8% Notes plus accrued and unpaid interest of approximately $38.33 per $1,000 principal amount at the redemption date.

In addition, Terex announced on July 17, 2006, that the previously disclosed 2-for-1 split of its common stock has been completed.

A copy of this press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1    Credit Agreement dated as of July 14, 2006, among Terex Corporation, certain of its subsidiaries, the Lenders named therein and Credit Suisse, as Administrative Agent and Collateral Agent.

10.2    Guarantee and Collateral Agreement dated as of July 14, 2006 among Terex Corporation, certain of its subsidiaries and Credit Suisse, as Collateral Agent.

99.1	Press release of Terex Corporation issued on July 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2006

TEREX CORPORATION

By: /s/ Phillip C. Widman
Phillip C. Widman
Senior Vice President and
Chief Financial Officer